Exhibit 10.49

EMPLOYMENT AGREEMENT

AGREEMENT (the “Agreement”) dated as of January 2, 2014 between General Parts International, Inc., a North Carolina corporation, with its principal place of business in Raleigh, North Carolina (“GPII”), and its subsidiaries, parents and affiliated or related entities, including, but not limited to, Advance Auto Parts, Inc., a Delaware corporation, its subsidiaries, predecessors, successors, affiliated corporations, companies and partnerships, and its current and former officers, directors, and agents (collectively, the “Company”) and O. Temple Sloan, III (the “Executive”).

The Company and the Executive agree as follows:

1.
Position; Term of Employment. Subject to the terms and conditions of this Agreement, the Company agrees to employ the Executive, and the Executive agrees to serve the Company, as the President of General Parts International, Inc. (“Executive’s Position”). The parties intend that the Executive shall continue to so serve in this capacity throughout the Employment Term (as such term is defined below).

The term of Executive’s employment by the Company pursuant to this Agreement shall commence on January 2, 2014 (“Commencement Date”) and shall end on the day prior to the first anniversary of the Commencement Date, unless sooner terminated under the provisions of Paragraph 4 below (“Employment Term”); provided, however, that commencing on the first anniversary of the Commencement Date (“Anniversary Date”) the Employment Term shall be automatically extended for an additional period of one year unless, not later than 60 days prior to the Anniversary Date, either party shall have given notice to the other that it does not wish to extend the Employment Term (a “Non-Renewal”), in which case the Employment Term shall end on the day prior to the Anniversary Date; and on each Anniversary Date thereafter the Employment Term shall be automatically extended for an additional period of one year unless, not later than 60 days prior to such Anniversary Date, either party shall have given notice to the other that it does not wish to extend the Employment Term, in which case the Employment Term shall end 60 days following such notice.

2.	Duties.

(a)    Duties and Responsibilities. The Executive shall have such duties and responsibilities of the Executive’s Position, including but not limited to, assisting in the retention of GPII’s senior management team, assisting in the retention of GPII Independent Customers, oversight of select corporate office functions in Raleigh, North Carolina as determined by Advance, assisting with growth and development plans of WorldPac and CarQuest Canada business operations as deemed necessary by the Company, assisting with the overall integration of GPII into Advance’s business, assisting with identifying industry and competitive trends and potential growth opportunities, and such other duties and responsibilities that are reasonably consistent with the Executive’s Position as the Company may request from time to time Executive shall perform such duties and carry out such responsibilities to the best of the Executive’s ability for the purpose of advancing the business of the Company and its subsidiaries, if any (jointly and severally, “Related Entities”). The Executive shall observe and conform to the applicable policies and directives promulgated from time to time by the Company and its Board of Directors or by any superior officer(s) of the Company. Subject to the provisions of Subsection 2(b) below, the Executive shall devote the Executive’s full time, skill and attention during normal business hours to the business and affairs of the Company and its Related Entities, except for holidays and vacations consistent with applicable Company policy and except for illness or incapacity. The services to be performed by the Executive hereunder may be changed from time to time at the discretion of the Company. The Company shall retain full direction and control of the means and methods by which the Executive performs the Executive’s services and of the place or places at which such services are to be rendered.

(b)    Other Activities. During the Term of this Agreement, it shall not be a violation of this Agreement for the Executive to, and the Executive shall be entitled to (i) serve on corporate, civic, charitable, retail industry association or professional association boards or committees within the limitations of the Company’s Guidelines on Significant Governance Issues, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions and (iii) manage personal investments, so long as the activities set forth in (i), (ii), and (iii) above (x) do not significantly interfere with the performance of the Executive’s duties and responsibilities as required by this Agreement and do not involve a conflict of interest with the Executive’s duties or responsibilities hereunder, (y) are in compliance with the Company’s policies and procedures in effect from time to time, including the Code of Ethics & Business Conduct and the Guidelines on Significant Governance Issues, in each case as may be amended periodically, and (z) do not violate Section 18 of this Agreement.

1.	Compensation.

(a)Base Salary. During the Employment Term, the Company shall pay to the Executive a salary of $550,000.00 per annum, payable consistent with the Company’s standard payroll practices then in effect (“Base Salary”). Such Base Salary shall be reviewed by the Compensation Committee of Advance’s Board of Directors (hereinafter the “Compensation Committee”) at least annually, with any changes taking into account, among other factors, Company and individual performance.

(b)Bonus. The Executive shall receive a bonus in such amounts and based upon achievement of such corporate and individual performance and other criteria as shall be approved by the Compensation Committee from time to time, with a target amount, if such performance and other criteria are achieved, of ninety percent (90%) of the Base Salary (the “Target Bonus Amount”), with a maximum payout of one hundred and eighty percent (180%) of the Base Salary during the initial Term of this Agreement, which bonus shall be paid in a manner consistent with the Company’s bonus practices then in effect. The Target Bonus Amount and the maximum payout for any subsequent renewal Term of the Agreement shall be determined by the Compensation Committee. To be eligible to receive a bonus, the Executive must be employed by the Company on the date the bonus is paid.

(c)    Incentive Compensation Clawback. Any compensation provided by the Company to the Executive, excepting only compensation pursuant to Section 3(a) above, shall be subject to the Company’s Incentive Compensation Clawback Policy as such policy shall be adopted, and from time to time amended, by the Board or the Compensation Committee.
(d) Benefit Plans. During the Employment Term, the Executive shall be entitled to participate in all retirement and employment benefit plans and programs of the Company that are generally available to senior executives of the Company. Such participation shall be pursuant to the terms and conditions of such plans and programs, as the same shall be amended from time to time. The Executive shall be entitled to four (4) weeks paid vacation annually.
(e)    Business Expenses. During the Employment Term, the Company shall, in accordance with policies then in effect with respect to payments of business expenses, pay or reimburse the Executive for all reasonable out-of-pocket travel and other expenses (other than ordinary commuting expenses) incurred by the Executive in performing services hereunder; provided, however, that, with respect to reimbursements, if any, not otherwise excludible from the Executive’s gross income, to the extent required to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), no reimbursement of expenses incurred by the Executive during any taxable year shall be made after the last day of the following taxable year, and the right to reimbursement of such expenses shall not be subject to liquidation or exchange for another benefit. All such expenses shall be accounted for in such reasonable detail as the Company may require.

2.	Termination of Employment.

(a)    Death. In the event of the death of the Executive during the Employment Term, the Executive’s employment shall be automatically terminated as of the date of death and a lump sum amount, equivalent to the Executive’s annual Base Salary and Target Bonus then in effect, shall be paid, within 60 days after the date of the Executive’s death, to the Executive’s designated beneficiary, or to the Executive’s estate or other legal representative if no beneficiary was designated at the time of the Executive’s death. In the event of the death of the Executive during the Employment Term, the restrictions and deferral limitations applicable to any Option, SAR, Restricted Stock, Restricted Stock Unit, Performance Unit, Deferred Stock Unit, Dividend Equivalent or any Other Stock Unit Awards (collectively “Awards”), as such Awards are defined in the 2004 LTIP (or any applicable successor plan of the Company), granted to the Executive shall be subject to the provisions regarding vesting and transferability in those circumstances as are set forth in the applicable award agreement or grant. The foregoing benefit will be provided in addition to any death, disability or other benefits provided under the Company’s benefit plans and programs in which the Executive was participating at the time of his death. Except in accordance with the terms of the Company’s benefit programs and other plans and programs then in effect, after the date of the Executive’s death, the Executive shall not be entitled to any other compensation or benefits from the Company or hereunder.

(b)    Disability. In the event of the Executive’s Disability as hereinafter defined, the employment of the Executive may be terminated by the Company, effective upon the Disability Termination Date (as defined below). In such event, the Company shall pay the Executive an amount equivalent to thirty percent (30%) of the Executive’s Base Salary for a one year period, which amount shall be paid in one lump sum within 45 days following the Executive’s “separation from service,” as that term is defined in Section 409A of the Code and regulations promulgated thereunder, from the Company (his “Separation From Service”), provided that the Executive or an individual duly authorized to execute legal documents on the Executive’s behalf executes and does not revoke within any applicable revocation period the release described in Section 4(k)(ii)(B). The foregoing benefit will be provided in addition to any disability or other benefits provided under the Company’s benefit plans in which the Executive participates. For the avoidance of doubt, participation by the Executive in the Company’s long-term and/or short-term disability insurance benefit plans is voluntary on the part of the Executive and is made available by the Company at the sole cost of the Executive. The purpose and intent of the preceding three sentences is to ensure that the Executive receives a combination of insurance benefits and Company payments following the Disability Termination Date equal to 100% of his then-applicable Base Salary for such one-year period. In the event that Executive does not elect to participate in the Company’s long-term and/or short-term disability insurance benefit plans, the Company shall not be obligated to pay the Executive any amount in excess of thirty percent (30%) of the Executive’s Base Salary. In the event of the Disability of the Executive during the Employment Term, the restrictions and deferral limitations applicable to any Option, SAR, Restricted Stock, Restricted Stock Unit, Performance Unit, Deferred Stock Unit, Dividend Equivalent or any Other Stock Unit Awards (collectively “Awards”), as such Awards are defined in the 2004 LTIP (or any applicable successor plan of the Company), granted to the Executive shall be subject to the provisions regarding vesting and transferability in those circumstances as are set forth in the applicable award agreement or grant. The Company shall also pay to the Executive a lump sum amount equivalent to the Executive’s Target Bonus Amount then in effect, which amount shall be paid in one lump sum within 45 days following the Executive’s Separation from Service, provided that the Executive or an individual duly authorized to execute legal documents on the Executive’s behalf executes and does not revoke within any applicable revocation period the release described in Section 4(j)(ii)(B). Otherwise, after the Disability Termination Date, except in accordance with the Company’s benefit programs and other plans then in effect, the Executive shall not be entitled to any compensation or benefits from the Company or hereunder.

“Disability,” for purposes of this Agreement, shall mean the Executive’s incapacity due to physical or mental illness causing the Executive’s complete and full-time absence from the Executive’s duties, as defined in Paragraph 2, for either a consecutive period of more than six months or at least 180 days within any 270-day period.

(c)    Termination by the Company for Due Cause. Nothing herein shall prevent the Company from terminating the Executive’s employment at any time for “Due Cause” (as hereinafter defined). The Executive shall continue to receive the Base Salary provided for in this Agreement only through the period ending with the date of such termination. Any rights and benefits the Executive may have under employee benefit plans and programs of the Company shall be determined in accordance with the terms of such plans and programs. Except as provided in the two immediately preceding sentences, after termination of employment for Due Cause, the Executive shall not be entitled to any compensation or benefits from the Company or hereunder.

For purposes of this Agreement, “Due Cause” shall mean:

(i)     a material breach by the Executive of the Executive’s duties and obligations under this Agreement or violation in any material respect of any code or standard of conduct generally applicable to the officers of the Company, including, but not limited to, the Company’s Code of Ethics and Business Conduct, which, if curable, has not been cured by the Executive within 15 business days after the Executive’s receipt of notice to the Executive specifying the nature of such breach or violations;

(ii)     a material violation by the Executive of the Executive’s Loyalty Obligations as provided in Paragraph 18 of this Agreement, including without limitation the obligations set forth in the Agreement and Plan of Merger by and among the Company, Generator Purchase, Inc., GPII and Shareholder Representative Services LLC dated October 15, 2013 (“2013 Merger Agreement”);(iii)the commission by the Executive or indictment for a crime of moral turpitude or a felony involving fraud, breach of trust, or misappropriation;

(iv)     the Executive’s willfully engaging in bad faith conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; or
(v)     a determination by the Company that the Executive is in violation of the Company’s Substance Abuse Policy.

(d)    Termination by the Company Other than for Due Cause, Death or Disability or by Either Party by Non-Renewal. The foregoing notwithstanding, the Company may terminate the Executive’s employment for any or no reason, as it may deem appropriate in its sole discretion and judgment; provided, however, that in the event such termination is not due to Death, Disability or Due Cause, the Executive shall (i) be entitled to a Termination Payment as hereinafter defined and (ii) be sent written notice stating the termination is not due to Death, Disability or Due Cause. In the event of such termination by the Company, the Executive shall receive certain payments and benefits as set forth in this Subsection 4(d). In addition, either the Company or the Executive may terminate the Executive’s employment pursuant to a Non-Renewal of the Employment Term in accordance with Section 1. In the event of such Non-Renewal by either party, the Executive shall be entitled to the Termination Payment and other benefits as set forth in this Subsection 4(d).

(i)     Termination Payment. If the Company terminates the Executive’s employment for other than Death, Disability or Due Cause prior to the expiration of the Employment Term or upon a Non-Renewal of the Employment Term by either party, the term “Termination Payment” shall mean a cash payment equal to the sum of:

    (A)     an amount equal to the Executive’s annual Base Salary, as in effect immediately prior to such termination (unless the termination is in connection with an action that would have enabled the Executive to terminate his employment for Good Reason pursuant to Section 4(e)(i)(A), in which case, it shall be the Base Salary in effect prior to any such material diminution of the Base Salary) (the “Termination Salary Payment”), and

(B)    an amount equal to the average value of the annual bonuses pursuant to Section 3(b) paid to Executive after the effective date of this Agreement for the three completed fiscal years immediately prior to the date of such termination; provided, however, that if Executive has been employed by the Company for fewer than three complete fiscal years prior to the date of such termination, Executive shall receive an amount equal to the average value of the annual bonuses pursuant to Section 3(b) that the Executive has earned after the effective date of this Agreement for any completed fiscal years.

(ii)     Outplacement Services. The Company shall make outplacement services available to the Executive, at a cost to the Company not to exceed $12,000, for a period of time not to exceed 12 months following the date of termination pursuant to the Company’s Executive outplacement program with the Company’s selected vendor, to include consulting, search support and administrative services.

(iii)     Medical Coverage. In addition, the Company shall provide the Executive with medical, dental and vision insurance benefits (which may also cover, if applicable, the Executive’s spouse and eligible dependents) for three hundred sixty-five (365) days from the date of the Executive’s termination of employment or until such time as the Executive is eligible for group health coverage under another employer’s plan, whichever occurs first. In order to trigger the Company’s obligation to provide health care continuation benefits, the Executive must elect continuation coverage pursuant to the Consolidation Omnibus Budget Act of 1985, as amended (“COBRA”), upon such eligibility. The Company’s obligation shall be satisfied solely through the payment of the Executive’s COBRA premiums during the 365-day period, but only to the extent that such premiums exceed the amount that would otherwise have been payable by the Executive for coverage of the Executive and the Executive’s eligible dependents that were covered by the Company’s medical, dental, and vision insurance programs at the time of the Executive’s termination of employment had the Executive continued to be employed by the Company.

(iv)     Timing of Payments. The Termination Salary Payment and Termination Bonus Payment shall be paid in one lump sum within 45 days following the date of the Executive’s Separation From Service, provided that the Executive executes and does not revoke within any applicable revocation period the release described in Section 4(j)(ii)(B) below.

(v)     Entire Obligation. Except as provided in Subsection 4(j) of this Agreement, following the Executive’s termination of employment under this Subsection 4(d), the Executive will have no further obligation to the Company pursuant to this Agreement (other than under Sections 6, 7, 8, 9, 10, 11, 16, 18, 19 (to the extent such policies, guidelines and codes by their terms apply post-employment) and 20). Except for the Termination Payment and as otherwise provided in accordance with the terms of the Company’s benefit programs and plans then in effect or as expressly required under applicable law, after termination by the Company of employment for other than Death, Disability or Due Cause, the Executive shall not be entitled to any other compensation or benefits from the Company or hereunder.

(e)    Resignation from Employment by the Company for Good Reason. Termination by the Company without Due Cause under Subsection 4(d) shall be deemed to have occurred if the Executive elects to terminate the Executive’s employment for Good Reason.

(i)     Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(A)     a material diminution in the Executive’s “Total Direct Compensation,” which shall mean the value of the total of the Executive’s Base Salary, Target Bonus opportunity, and annual equity award taken together;

(B) a material diminution in the Executive’s authority, duties, or responsibilities as the President of GPII after the Commencement Date of Executive’s employment with Advance;

(C)     the Company’s requiring the Executive to be based more than 60 miles from the Company’s office in Raleigh, North Carolina at which the Executive was principally employed immediately prior to the date of the relocation; or

(D)    delivery by the Company of a notice discontinuing the automatic extension of the Term of the Executive’s employment under this Agreement; or

(E) any other action or inaction that constitutes a material breach by the Company of the terms of this Agreement.

(ii)    Notice of Good Reason Condition. In order to be considered a resignation for Good Reason for purposes of this Agreement, the Executive must provide the Company with written notice and description of the existence of the Good Reason condition within 60 days of the initial discovery by the Executive of the existence of said Good Reason condition and the Company shall have 30 business days to cure such Good Reason condition.
(iii)    Effective Date of Resignation. The effective date of the Executive’s resignation for Good Reason must occur no longer than six (6) months following the expiration of the cure period set forth in Section 4(e)(ii), above. If Executive has not resigned for Good Reason effective within six (6) months following the expiration of the cure period set forth in Section 4(e)(ii), above the Executive shall be deemed to have waived said Good Reason condition.
(f)    Termination by the Company Other Than For Due Cause, Death or Disability (including a Non-Renewal) or by the Executive by Resignation from Employment for Good Reason or by a Non-Renewal Within Twelve Months After a Change In Control. If the Company terminates the Executive’s employment for other than Death, Disability or Due Cause prior to the expiration of the Employment Term, or pursuant to the Company’s Non-Renewal of the Employment Term , in each case, within twelve (12) months after a Change In Control (as defined below), or if the Executive elects to terminate the Executive’s employment pursuant to his Non-Renewal of the Employment Term or for Good Reason prior to the expiration of the Employment Term, in each case, within twelve (12) months after a Change In Control, then (i) the Executive shall be entitled to a Change In Control Termination Payment as hereinafter defined in lieu of the Termination Payment set forth in Subsection 4(d)(i) above, (ii)the Executive shall receive benefits as defined in Subsections 4(d)(ii) and (iii) above, and (iii) either the Company or the Executive, as the case may be, shall provide Notice of Termination pursuant to Subsection 4(k) other than in the case of a Non-Renewal, which shall be communicated in accordance with Section 1.
(i)Change In Control Termination Payment. The term “Change In Control Termination Payment” shall mean a cash payment equal to the sum of:

(A)an amount equal to two times the Executive’s annual Base Salary, as in effect immediately prior to such termination (unless the termination is due to Section 4(e)(i)(A), in which case, it shall be two times the Executive’s annual Base Salary in effect prior to any such material diminution of the Base Salary) (the “Change In Control Termination Salary Payment”), and
(B)an amount equal to two times the Executive’s Target Bonus Amount, as in effect immediately prior to such termination (unless the termination is due to Sections 4(e)(i)(A) or (E), in which case, it shall be two times the Executive’s Target Bonus in effect prior to any such material diminution of the Target Bonus or termination of the bonus plan, respectively) (the “Change In Control Termination Bonus Payment”).,

(ii)Timing of Payments. The Change In Control Termination Salary Payment and the Change In Control Termination Bonus Payment shall be paid in lump sum payments within 45 days following the date of the Executive’s Separation From Service, provided that the Executive executes and does not revoke within any applicable revocation period the release described in Section 4(j)(ii)(B) below.

(iii)    Entire Obligation. Except as provided in Subsection 4(i) of this Agreement, following the Executive’s termination of employment under this Subsection 4(f), the Executive will have no further obligation to the Company pursuant to this Agreement (other than under Sections 6, 7, 8, 9, 10, 11, 16, 18, 19 (to the extent such policies, guidelines and codes by their terms apply post-employment) and 20). Except for the Change In Control Termination Payment and as otherwise provided in accordance with the terms of the Company’s benefit programs and plans then in effect or as expressly required under applicable law, within twelve (12) months after a Change In Control, after termination by the Company of employment for other than Death, Disability or Due Cause or after termination, by a Non-Renewal by either party or by the Executive for Good Reason, the Executive shall not be entitled to any other compensation or benefits from the Company or hereunder.

(iii)Change In Control. For purposes of this Agreement, “Change In Control” shall mean the happening of any of the following events occurring after the completion of the transaction contemplated by the 2013 Merger Agreement:

(A)an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (an “Entity”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (x) the then outstanding shares of the common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (4) any acquisition by any corporation pursuant to a transaction that complies with clauses (x), (y) and (z) of Section 4(f)(iv)(C);

(B)a change in the composition of the Board on the effective date of this Agreement such that the individuals who, as of the effective date, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the effective date, whose election, or nomination for election, by the Company's stockholders was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and provided further, however, that any such individual whose initial assumption of office occurs as a result of or in connection with either an actual or threatened solicitation with respect to the election of directors (as such terms are used in Rule 14a-12(c) of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an Entity other than the Board shall not be so considered as a member of the Incumbent Board;

(C)the consummation of a merger, reorganization or consolidation or sale or other disposition of all or substantially all of the assets of the Company (each, a “Corporate Transaction”), excluding however, any Corporate Transaction pursuant to which (x) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation or other Person that as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries (a “Parent Company”)) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (y) no Entity (other than the Company, any employee benefit plan (or related trust) of the Company, such corporation resulting from such Corporate Transaction or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (x) above is satisfied in connection with the applicable Corporate Transaction, such Parent Company) will beneficially own, directly or indirectly, 25% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors unless such ownership resulted solely from ownership of securities of the Company prior to the Corporate Transaction, and (z) individuals who were members of the Incumbent Board will immediately after the consummation of the Corporate Transaction constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction (or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (x) above is satisfied in connection with the applicable Corporate Transaction, of the Parent Company); or

(D)the approval by the stockholders of the Company of the complete liquidation or dissolution of the Company.
(v)     IRC 280G “Net-Best”. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that (A) any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”), and (B) the reduction of the amounts payable to Executive to the maximum amount that could be paid to Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”) would provide Executive with a greater after tax amount than if such amounts were not reduced, then the amounts payable to Executive shall be reduced (but not below zero) to the Safe Harbor Cap. If the reduction of the amounts payable would not result in a greater after tax result to Executive, no amounts payable under this Agreement shall be reduced pursuant to this provision.
(A) Reduction of Payments. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first cash amounts payable under this Agreement (in contrast to benefit amounts), and applying any reduction to amounts payable in the following order: (A) first, any cash amounts payable to Executive as a Termination Payment or Change in Control Termination Payment under this Agreement, as applicable; (B) second, any cash amounts payable by Company for Outplacement Services on behalf of Executive under the terms of this Agreement; (C) third, any amounts payable by Company on behalf of Executive under the terms of this Agreement for continued Medical Coverage; (D) fourth, any other cash amounts payable by Company to or on behalf of Executive under the terms of this Agreement: (E) fifth, outstanding performance-based equity grants to the extent that any such grants would be subject to the Excise Tax; and (F) finally, any time-vesting equity grants to the extent that any such grants would be subject to the Excise Tax.
(B) Determinations by Accounting Firm. All determinations required to be made under this Section 4(f)(v) shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from the Company or Executive that there has been a Payment, or such earlier time as is requested by the Company. Notwithstanding the foregoing, in the event (A) the Board shall determine prior to the Change in Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules or (B) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (C) the Accounting Firm is serving as accountant or auditor for the person(s) effecting the Change in Control, the Board shall appoint another nationally recognized public accounting firm reasonably acceptable to Executive to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Company. If Payments are reduced to the Safe Harbor Cap or the Accounting Firm determines that no Excise Tax is payable by Executive without a reduction in Payments, the Accounting Firm shall provide a written opinion to Executive to the effect that the Executive is not required to report any Excise Tax on the Executive’s federal income tax return, and that the failure to report the Excise Tax, if any, on Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. The determination by the Accounting Firm shall be binding upon the Company and Executive (except as provided in paragraph 4(f)(v)(C) below).

(C) Excess Payment/Underpayment. If it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that Payments have been made to, or provided for the benefit of, Executive, which are in excess of the limitations provided in this Section (referred to hereinafter as an “Excess Payment”), Executive shall repay the Excess Payment to the

Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of Executive’s receipt of such Excess Payment until the date of such repayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination, it is possible that Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made under this Section. In the event that it is determined (i) by the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS or (ii) pursuant to a determination by a court, that an Underpayment has occurred, the Company shall pay an amount equal to such Underpayment to Executive within ten (10) days of such determination together with interest on such amount at the applicable federal rate from the date such amount would have been paid to Executive until the date of payment. Executive shall cooperate, to the extent the Executive’s reasonable expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the IRS in connection with the Excise Tax or the determination of the Excess Payment. Notwithstanding the foregoing, in the event that amounts payable under this Agreement were reduced pursuant to paragraph 4(f)(v)(A) and the value of stock options is subsequently re-determined by the Accounting Firm within the context of Treasury Regulation §1.280G-1 Q/A 33 that reduces the value of the Payments attributable to such options, the Company shall promptly pay to Executive any amounts payable under this Agreement that were not previously paid solely as a result of paragraph 4(f)(v)(A) up to the Safe Harbor Cap.

(g)    Voluntary Termination Without Good Reason. In the event that the Executive terminates the Executive’s employment at the Executive’s own volition prior to the expiration of the Employment Term (except as provided in Subsection 4(e) above and except for Executive’s Non-Renewal in accordance with Section 1), such termination shall constitute a “Voluntary Termination” and in such event the Executive shall be limited to the same rights and benefits as provided in connection with a termination for Due Cause under Subsection 4(c) above.
(h)    Compliance With Code Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and operated so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Code or shall comply with the requirements of such provision; provided however that in no event shall the Company be liable to the Executive for or with respect to any taxes, penalties or interest which may be imposed upon the Executive pursuant to Section 409A. To the extent that any amount payable pursuant to Subsections 4(b), (d)(i), (d)(iii) or (f) constitutes a “deferral of compensation” subject to Section 409A (a “409A Payment”), then, if on the date of the Executive’s “separation from service,” as such term is defined in Treas. Reg. Section 1.409A-1(h)(1), from the Company (his “Separation from Service”), the Executive is a “specified employee,” as such term is defined in Treas. Reg. Section 1.409-1(i), as determined from time to time by the Company, then such 409A Payment shall not be made to the Executive earlier than the earlier of (i) six (6) months after the Executive’s Separation from Service; or (ii) the date of his death. The 409A Payments under this Agreement that would otherwise be made during such period shall be aggregated and paid in one lump sum, without interest, on the first business day following the end of the six (6) month period or following the date of the Executive’s death, whichever is earlier, and the balance of the 409A Payments, if any, shall be paid in accordance with the applicable payment schedule provided in this Section 4. To the extent any 409A Payment is conditioned on the Executive (or his legal representative) executing a release of claims, which 409A Payment would be made in a later taxable year of the Executive than the taxable year in which his Separation from Service occurs if such release were executed and delivered and became irrevocable at the last possible date allowed under this Agreement, such 409A Payment will be paid no earlier than such later taxable year. In applying Section 409A to compensation paid pursuant to this Agreement, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. The Executive hereby acknowledges that he has been advised to seek and has sought the advice of a tax advisor with respect to the tax consequences to the Executive of all payments pursuant to this Agreement, including any adverse tax consequences or penalty taxes under Code Section 409A and applicable State tax law. Executive hereby agrees to bear the entire risk of any such adverse federal and State tax consequences and penalty taxes in the event any payment pursuant to this Agreement is deemed to be subject to Code Section 409A, and that no representations have been made to the Executive relating to the tax treatment of any payment pursuant to this Agreement under Code Section 409A and the corresponding provisions of any applicable State income tax laws.

(i)    Cooperation. During the term of the Executive’s employment by the Company and for a period of one (1) year immediately following the termination of the Executive’s employment with the Company, the Executive agrees to be reasonably available to assist the Company and its representatives and agents with any business and/or litigation (or potential litigation) matters affecting or involving the Company. The Company will reimburse the Executive for all associated reasonable costs of travel.
(j)    Notice of Termination, Resignation and Release. Any termination under Subsection 4(b) by the Company for Disability or Subsection 4(c) for Due Cause or by the Executive for Good Reason under Subsection 4(e) or by the Company or the Executive within twelve (12) months after a Change in Control under Subsection 4(f) or by the Executive by Voluntary Termination under Subsection 4(g) shall be communicated by Notice of Termination to the other party thereto given in accordance with Paragraph 10.

(i)     Notice of Termination. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the termination date is other than the date of receipt of such Notice, specifies the termination date (which date shall not be prior to the date of such notice or more than 15 days after the giving of such Notice).
(ii)     Resignation and Release. Notwithstanding anything in this Agreement to the contrary, unless the Company provides otherwise, upon termination of employment for any reason, Executive shall be deemed to have resigned as a member of the Board of Directors of the Company, if applicable, and as an officer, director, manager and employee of the Company and its Related Entities and shall execute any documents and take any actions to effect the foregoing as requested by the Company. In order to be eligible to receive any payments or benefits hereunder as a result of the termination of the Executive’s employment, in addition to fulfilling all other conditions precedent to such receipt, the Executive or the Executive’s legal representative must within 21 days (or such other period as required under applicable law) after presentation of a release in form and substance reasonably satisfactory to the Company and its legal counsel, execute said release, and within 7 days (or such other period as required under applicable law) after such execution not revoke said release, on behalf of the Executive and the Executive’s estate, heirs and representatives, releasing the Company, its Related Entities and each of the Company’s and such Related Entities’ respective officers, directors, employees, members, managers, agents, independent contractors, representatives, shareholders, successors and assigns (all of which persons and entities shall be third party beneficiaries of such release with full power to enforce the provisions thereof) from any and all claims related to the Executive’s employment with the Company; termination of the Executive’s employment; all matters alleged or which could have been alleged in a charge or complaint against the Company; any and all injuries, losses or damages to Executive, including any claims for attorney’s fees; any and all claims relating to the conduct of any employee, servant, officer, director or agent of the Company; and any and all matters, transactions or things occurring prior to the date of said release, including any and all possible claims, known or unknown, which could have been asserted against the Company or the Company’s employees, agents, servants, officers or directors. Notwithstanding the foregoing, the form of release shall except out therefrom, and acknowledge the Executive’s continuing rights with respect to, the following: (i) all vested rights that the Executive may have under all welfare, retirement and other plans and programs of the Company in which the Executive was participating at the time of his employment termination, including all equity plans and programs of the Company with respect to which equity awards were made to the Executive, (ii) all continuing rights that the Executive may have under this Agreement, and (iii) all rights that the Executive may have following the termination of his employment under the Company’s Certificate of Incorporation and Bylaws, any applicable Company insurance and any indemnity agreements to which the Executive is a party which provide for indemnification, insurance or other, similar coverage for the Executive with respect to his actions or inactions as an officer, employee and/or member of the Board. For clarification, unless and until the Executive executes and does not, within any applicable revocation period, revoke the release, the Company shall have no obligation to make any Termination Payment to the Executive, and, even if the Executive does not execute the release, the Executive shall be bound by the post-termination provisions of this Agreement, including without limitation Section 18.
(k)    Earned and Accrued Payments. The foregoing notwithstanding, upon the termination of the Executive’s employment at any time, for any reason, the Executive shall be paid all amounts that had already been earned and accrued as of the time of termination, including but not limited to (i) pay for unused vacation accrued in accordance with the Company’s vacation policy; (ii) any bonus that had been earned but not yet paid; and (iii) reimbursement for any business expenses accrued in accordance with Subsection 3(d).
(l)    Employment at Will. The Executive hereby agrees that the Company may terminate the Executive’s employment under this Paragraph 4 at will, without regard to: (i) any general or specific policies (written or oral) of the Company relating to the employment or termination of employment of its employees; (ii) any statements made to the Executive, whether oral or in any document, pertaining to the Executive’s relationship with the Company; or (iii) without a determination of Due Cause by the Company.

5.    Treatment of Equity Awards Upon Change In Control. In the event of a Change in Control as defined hereinabove, the restrictions and deferral limitations applicable to any Option, SAR, Restricted Stock, Performance Unit, Deferred Stock Unit, Dividend Equivalent or any Other Stock Unit Awards (collectively “Awards”) as such Awards are defined in the 2004 LTIP (or any applicable successor plan of the Company), granted to the Executive shall be subject to such provisions regarding vesting and transferability in those circumstances as are set forth in the applicable award agreement or grant.

6.    Successors and Assigns.

(a)Assignment by the Company. This Agreement shall be binding upon and inure to the benefit of the Company or any corporation or other entity to which the Company may transfer all or substantially all of its assets and business and to which the Company may assign this Agreement, in which case the term “Company,” as used herein, shall mean such corporation or other entity, provided that no such assignment shall relieve the Company from any obligations hereunder, whether arising prior to or after such assignment.

(b)Assignment by the Executive. The Executive may not assign this Agreement or any part hereof without the prior written consent of the Company; provided, however, that nothing herein shall preclude the Executive from designating one or more beneficiaries to receive any amount that may be payable following occurrence of the Executive’s legal incompetency or Death and shall not preclude the legal representative of the Executive’s estate from assigning any right hereunder to the person or persons entitled thereto under the Executive’s will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to the Executive’s estate. The term “beneficiaries,” as used in this Agreement, shall mean a beneficiary or beneficiaries so designated to receive any such amount or, if no beneficiary has been so designated, the legal representative of the Executive (in the event of the Executive’s incompetency) or the Executive’s estate.
7.    Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia.
8.    Entire Agreement. This Agreement, which shall include the Exhibits hereto, contains all of the understandings and representations between the parties hereto pertaining to the matters referred to herein, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto, including without limitation any previous employment, severance or separation agreements (including any severance or change in control benefits contained therein); provided that the obligations set forth in Section 18 of this Agreement are in addition to any similar obligations Executive has to the Company or its affiliates, including without limitation, any non-competition, non-solicitation, non-interference and non-disclosure obligations entered into by the Executive in connection with the 2013 Merger Agreement. This Agreement may only be modified by an instrument in writing signed by both parties hereto.
9.    Waiver of Breach. The waiver by any party of a breach of any condition or provision of this Agreement to be performed by such other party shall not operate or be construed to be a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time.
10.    Notices. Any notice to be given hereunder shall be in writing and delivered personally, or sent by certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:
If to the Company:
Advance Auto Parts, Inc.
5008 Airport Road
Roanoke, VA 24012
Attn: General Counsel

With a copy to:
Advance Auto Parts, Inc.
5008 Airport Road
Roanoke, VA 24012
Attn: Chief Executive Officer

If to the Executive:
3604 Williamsborough Court
Raleigh, NC 27609
11.    Arbitration. Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, excepting only the enforcement of any Loyalty Obligations arising under Paragraph 18 of this Agreement, shall be settled by arbitration in accordance with the rules of the American Arbitration Association then in effect in the Commonwealth of Virginia and judgment upon such award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The board of arbitrators shall consist of one arbitrator to be appointed by the Company, one by the Executive, and one by the two arbitrators so chosen. The arbitration shall be held at such place as may be agreed upon at the time by the parties to the arbitration. The cost of arbitration shall be borne as determined by the arbitrators.
12.    Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or the Executive’s estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholdings as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.
13.    Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.
14.    Titles. Titles to the paragraphs and subsections in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any paragraph or subsection.
15.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
16.    Amendment. Except as provided in Paragraph 13 above, this Agreement may not be modified or amended except by written instrument signed by all parties hereto.
17.    Counsel. This Agreement has been prepared by the Company with the assistance of Kirkland & Ellis LLP, as counsel to the Company (“Counsel”), after full disclosure of its representation of the Company and with the consent and direction of the Company and the Executive. The Executive has reviewed the contents of this Agreement and fully understands its terms. The Executive acknowledges that the Executive is fully aware of the Executive’s right to the advice of counsel independent from that of the Company, that the Company has advised him of such right and disclosed to him the risks in not seeking such independent advice, and that the Executive fully understands the potentially adverse interests of the parties with respect to this Agreement. The Executive further acknowledges that neither the Company nor its Counsel has made representations or given any advice with respect to the tax or other consequences of this Agreement or any transactions contemplated by this Agreement to him and that the Executive has been advised of the importance of seeking independent counsel with respect to such consequences. By executing this Agreement, the Executive represents that the Executive has, after being advised of the potential conflicts between him and the Company with respect to the future consequences of this Agreement, either consulted independent legal counsel or elected, notwithstanding the advisability of seeking such independent legal counsel, not to consult with such independent legal counsel.

18.    Loyalty Obligations. The Executive agrees that the following obligations (“Loyalty Obligations”) shall apply in consideration of the Executive’s employment by or continued employment with the Company:
(a)    Confidential Information.

(i)    Company Information. The Executive agrees at all times during the term of the Executive’s employment and thereafter, to hold any Confidential Information of the Company or its Related Entities in strictest confidence, and not to use (except for the benefit of the Company to fulfill the Executive’s employment obligations) or to disclose to any person, firm or corporation other than the Company or those designated by it said Confidential Information without the prior authorization of the Company, except as may otherwise be required by law or legal process. The Executive agrees that “Confidential Information” means any proprietary information prepared or maintained in any format, including technical data, trade secrets or know-how in which the Company or Related Entities have an interest, including, but not limited to, business records, contracts, research, product or service plans, products, services, customer lists and customers (including, but not limited to, vendors to the Company or Related Entities on whom the Executive called, with whom the Executive dealt or with whom the Executive became acquainted during the term of the Executive’s employment), pricing data, costs, markets, expansion plans, summaries, marketing and other business strategies, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration or marketing, financial or other business information obtained by the Executive or disclosed to the Executive by the Company or Related Entities or any other person or entity during the term of the Executive’s employment with the Company either directly or indirectly electronically, in writing, orally, by drawings, by observation of services, systems or other aspects of the business of the Company or Related Entities or otherwise. Confidential Information does not include information that: (A) was available to the public prior to the time of disclosure, whether through press releases, SEC filings or otherwise; or (B) otherwise becomes available to the public through no act or omission of the Executive.

(ii)    Third Party Information. The Executive recognizes that the Company and Related Entities have received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the part of the Company or Related Entities to maintain the confidentiality of such information and to use it only for certain limited purposes. The Executive agrees at all times during the Executive’s employment and thereafter to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Executive’s work for the Company consistent with the obligations of the Company or Related Entities with such third party.

(b)    Conflicting Employment. The Executive agrees that, during the term of the Executive’s employment with the Company, the Executive will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company or Related Entities are now involved or become involved during the term of the Executive’s employment. Nor will the Executive engage in any other activities that conflict with the business of the Company or Related Entities. Furthermore the Executive agrees to devote such time as may be necessary to fulfill the Executive’s obligations to the Company.

(c)    Returning Company Property. The Executive agrees that any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by the Executive or others pursuant to or during the Executive’s employment with the Company or otherwise shall be the property of the Company or its Related Entities and their respective successors or assigns. At the time of leaving the employ of the Company, the Executive will deliver all material Company property to the Company or to the Company’s designee and will not keep in the Executive’s possession, recreate or deliver said property to anyone else. In the event of the termination of the Executive’s employment and upon request by the Company, the Executive agrees to sign and deliver the “Termination Certification” attached hereto as Exhibit A.

(d)    Notification of New Employer. In the event that the Executive leaves the employ of the Company, the Executive hereby grants consent to notification by the Company to the Executive’s new employer (whether the Executive is employed as an employee, consultant, independent contractor, director, partner, officer, advisor, Executive, volunteer or manager) about the Executive’s Loyalty Obligations specified under this Agreement.

(e)    Non-Interference. By entering into this Agreement, the Executive hereby affirms Executive’s obligations agreed to in connection with the 2013 Merger Agreement, including without limitation the non-interference and non-solicitation obligations thereunder. In addition, Executive covenants and agrees that while the Executive is employed by the Company and for a period of two (2) years immediately following the termination of the Executive’s employment with the Company for any reason, the Executive shall not, without the prior written approval of the Company, directly or indirectly, either on behalf of the Executive or any other person or entity, Interfere with the Company or any of its Related Entities.

(i)     For purposes of this Agreement, “Interfere” shall mean, except in the performance of the Executive’s duties and responsibilities on behalf of and for the benefit of the Company, (A) to solicit, entice, persuade, induce, influence or attempt to influence, directly or indirectly, customers or prospective customers, suppliers or prospective suppliers, employees, agents or independent contractors of the Company or any of its Related Entities to restrict, reduce, sever or otherwise alter their relationship with the Company or any of its Related Entities, or (B) to hire on the Executive’s own behalf or on behalf of any other person or entity, directly or indirectly, any current or former employee or independent contractor of the Company who at any time was supervised (1) directly by the Executive or (2) by another person who was supervised directly by the Executive, or (C) whether as a direct solicitor or provider of such services, or in a direct management or direct supervisory capacity over others who solicit or provide such services, to solicit or provide services that fall within the definition of Restricted Activities as defined in Subsection 18(f)(ii) below to any customer of the Company or its Related Entities.

(ii)    After termination of the Executive’s employment, this provision shall only apply to those current or former employees, independent contractors, customers or suppliers of the Company or Related Entities who were such at any time within 12 months prior to the date of such termination.

(f)    Covenants Not to Compete

(i)     Non-Competition. By entering into this Agreement, the Executive hereby affirms Executive’s obligations agreed to in connection with the 2013 Merger Agreement, including without limitation the non-competition obligations thereunder. In addition, the Executive covenants and agrees that during the period from the date hereof until, two (2) years immediately following the termination, for any reason, of the Executive’s employment with the Company (the “Non-Compete Period”), the Executive will not, directly or indirectly:

(A)     own or hold, directly or beneficially, as a shareholder (other than as a shareholder with less than 5% of the outstanding common stock of a publicly traded corporation), option holder, warrant holder, partner, member or other equity or security owner or holder of any company or business that derives more than 15% of its revenue from the Restricted Activities (as defined below) within the Restricted Area (as defined below), or any company or business controlling, controlled by or under common control with any company or business directly engaged in such Restricted Activities within the Restricted Area (any of the foregoing, a “Restricted Company”) or

(B)     engage or participate as an employee, director, officer, manager, Executive, partner, independent contractor, consultant or technical or business advisor (or any foreign equivalents of the foregoing) with any Restricted Company in the Restricted Activities within the Restricted Area.

(ii)    Restricted Activities/Restricted Area. For purposes of this Agreement, the term “Restricted Activities” means the retail, wholesale or commercial sale of aftermarket auto parts and accessories. The term “Restricted Area” means the United States of America and Canada, including their territories and possessions.

(iii)    Association with Restricted Company. In the event that the Executive intends to associate (whether as an employee, consultant, independent contractor, officer, manager, advisor, partner, Executive, volunteer or director) with any Restricted Company during the Non-Compete Period, the Executive must provide information in writing to the Company relating to the activities proposed to be engaged in by the Executive for such Restricted Company. All such current associations are set forth on Exhibit B to this Agreement. In the event that the Company consents in writing to the Executive’s engagement in such activity, the engaging in such activity by the Executive shall be conclusively deemed not to be a violation of this Subsection 18(f). Such consent is not intended and shall not be deemed to be a waiver or nullification of the covenant of non-competition of the Executive or other similarly bound Executives. Notwithstanding anything in this Agreement to the contrary, in the event that Executive undertakes an operational role in one or more of the Restricted Companies set forth on Exhibit B, then the Company and the Executive will negotiate, in good faith, revised terms and conditions to Executive’s non-competition obligations pursuant to this Subsection 18(f) appropriate in light of Executive’s operational role.

(g)    Non-Disparagement. The Executive agrees that while the Executive is employed by the Company and at all times following the termination of the Executive’s employment with the Company for any reason, the Executive will not take any action or make any statement which disparages the Company or its practices or which disrupts or impairs its normal operations, such that it causes a material adverse impact to the Company.

(h)    Effect of Non-Payment of Benefits; Clawback. The Executive’s post-termination of employment obligations under this Paragraph 18 shall cease upon the Company’s failure to make any payments or benefits hereunder as a result of the termination of the Executive’s employment when due if within 15 days after written notice from the Executive to the Company of such failure, the Company does not make the required payment. In the event that the Executive materially violates Subsection 18(e), 18(f), or 18(g), and does not cure such violation (if it can be cured) within five (5) days after written notice of such failure, the Executive agrees that calculation of the harm to the Company from such violation would be uncertain and not capable of being readily ascertained, and that as a reasonable estimation of the harm to the Company from such violation the Executive shall repay to the Company a portion of the Termination Payment paid to the Executive pursuant to Section 4(d)(i) equal to a fraction, the numerator of which is the number of days left in the applicable period under Subsection 18(e), 18(f), or 18(g), and the denominator of which is the total number of days in the applicable period under such Section. In the event that the Executive materially violates Subsection 18(a) or 18(c), and does not cure such violation (if it can be cured) within five days after written notice of such failure, the Executive agrees that calculation of the harm to the Company from such violation would be uncertain and not capable of being readily ascertained, and that as a reasonable estimation of the harm to the Company from such violation the Executive shall repay to the Company a portion of the Termination Payment paid to the Executive pursuant to Section 4(d)(i) equal to a fraction, the numerator of which is the number of days left in the one (1) year period immediately following the termination and the denominator of which is 365. The Executive further agrees that such repayment obligation shall constitute liquidated damages and that the Company shall have no other right to damages under this Agreement or at law with respect to breaches of Subsection 18(a), 18(c), 18(e), 18(f), or 18(g), but the Company shall have the right to seek equitable relief pursuant to Subsection 18(i) hereunder.

(i)    Specific Enforcement; Remedies Cumulative; Attorney Fees. The Executive acknowledges that the Company and Related Entities, as the case may be, will be irreparably injured if the provisions of Subsections 18(a), 18(b), 18(c), 18(e), 18(f) and 18(g) hereof are not specifically enforced and the Executive agrees that the terms of such provisions (including without limitation the periods set forth in Subsections 18(e), 18(f) and 18(g)) are reasonable and appropriate. If the Executive commits, or the Company has evidence based on which it reasonably believes the Executive threatens to commit, a material breach of any of the provisions of Subsections 18(a), 18(b), 18(c), 18(e), 18(f) or 18(g) hereof, the Company and/or Related Entities, as the case may be, shall have the right and remedy, in addition to and not in limitation of any other remedy that may be available at law or in equity, to have the provisions of Subsections 18(a), 18(b), 18(c), 18(e), 18(f) or 18(g) hereof specifically enforced by any court having jurisdiction through immediate injunctive and other equitable relief, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and/or Related Entities and that money damages will not provide an adequate remedy therefore. Such injunction shall be available without the posting of any bond or other security, and the Executive hereby consents to the issuance of such injunction.

(j)    Re-Set of Period for Non-Competition and Non-Interference. In the event that a legal or equitable action is commenced with respect to any of the provisions of Subsections 18(e), 18(f) or 18(g) hereof and the Executive has not complied, in all material respects, with the provisions in such subsections with respect to which such action has been commenced, then the two-year period, as described in such subsections not so complied with by the Executive, shall be extended from its original expiration date, day-for-day, for each day that the Executive is found to have not complied, in all material respects, with such subsections.

(k)    Jurisdiction and Venue. WITH RESPECT TO THE ENFORCEMENT OF ANY AND ALL LOYALTY OBLIGATIONS ARISING UNDER PARAGRAPH 18, THE SUBSECTIONS 18(k) AND 18(l) OF THIS AGREEMENT SHALL APPLY. THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY CONSENT TO THE EXCLUSIVE JURISDICTION OF THE FOLLOWING COURTS IN MATTERS RELATED TO THIS PARAGRAPH 18 AND AGREE NOT TO COMMENCE ANY SUIT, ACTION OR PROCEEDING RELATING THERETO EXCEPT IN ANY OF SUCH COURTS: THE STATE COURTS OF THE COMMONWEALTH OF VIRGINIA, THE COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE CITY OF ROANOKE, VIRGINIA, OR THE STATE COURTS OR THE COURTS OF THE UNITED STATES OF AMERICA LOCATED IN ANY MUNICIPALITY WHEREIN AN OFFICE OF THE COMPANY IS LOCATED, IN WHICH OFFICE THE EXECUTIVE WAS PHYSICALLY PRESENT WHILE RENDERING SERVICES FOR THE COMPANY AT ANY TIME DURING THE 12 MONTHS IMMEDIATELY PRECEDING THE COMMENCEMENT OF SUCH SUIT, ACTION OR PROCEEDING OR IMMEDIATELY PRECEDING THE TERMINATION OF EXECUTIVE’S EMPLOYMENT, IF TERMINATED.

(l)    Waiver of Jury Trial. EXECUTIVE AGREES TO WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, ANY LOYALTY OBLIGATIONS. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY EXECUTIVE, AND EXECUTIVE ACKNOWLEDGES THAT, EXCEPT FOR THE COMPANY’S AGREEMENT TO LIKEWISE WAIVE ITS RIGHTS TO A TRIAL BY JURY (WHICH THE COMPANY

HEREBY MAKES), THE COMPANY HAS NOT MADE ANY REPRESENTATIONS OF FACTS TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF EXECUTIVE’S OWN FREE WILL, AND THAT EXECUTIVE HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER AND AS EVIDENCE OF THIS FACT SIGNS THIS AGREEMENT BELOW.

20.    Adherence to Company Policies. The Executive agrees to adhere diligently to all established Company policies and procedures, including but not limited to the Company’s Guidelines on Significant Governance Issues, Code of Ethics and Business Conduct and, if applicable, the Code of Ethics for Financial Professionals. The Executive agrees that if the Executive does not adhere to any of the provisions of such Guidelines and Codes, the Executive will be in breach of the provisions hereof.

21.    Representations. The Executive agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. The Executive represents that Executive’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by the Executive in confidence or in trust prior to the Executive’s employment by the Company. The Executive has not entered into, and the Executive agrees the Executive will not enter into, any oral or written agreement in conflict herewith and the Executive’s employment by the Company and the Executive’s services to the Company will not violate the terms of any oral or written agreement to which the Executive is a party.

22.    Binding Effect of Execution. The Company and the Executive agree that this Agreement shall not bind or be enforceable by or against either party until this Agreement has been duly executed by both the Executive and the Company.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first written above.

Advance Auto Parts, Inc.
By:	(SEAL)
Print Name:
Title:
Address: 5008 Airport Road Roanoke, VA 24012

Executive
Print Name:
Signature:
Address:

EXHIBIT A

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any material devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to the Company.

I further certify that I have, to the best of my knowledge, complied in all material respects with all the terms of my Employment Agreement with the Company.

Date:________________________________
____________________________________ Executive’s Signature
____________________________________ Executive’s Name (Print)

EXHIBIT B

LIST OF ASSOCIATIONS WITH RESTRICTED COMPANIES

"NCS Companies"
1. National Coatings & Supplies, Inc., a North Carolina corporation,
2. National Coatings & Supplies (Canada) Inc., a Canadian corporation,
3. NCS-Alabama LLC, a North Carolina limited liability company,
4. NCS-Georgia LLC, a North Carolina limited liability company, and
5. Kline's Auto, Inc., a Pennsylvania corporation

"AWG Companies"
1. American Welding & Gas, Inc., a North Carolina corporation,
2. Canadian Cryogenic Gases & Cylinders, Ltd., a Canadian corporation,
3. Industrial Gas Distributors, LLC, a North Carolina limited liability company,
4. Aspen Air Corporation, a Canadian corporation, and
5. Independent Bulk Liquid Products LLC, a North Carolina limited liability company

The parties agree that Section 18(f) shall not restrict the activities of Executive acting in a consulting capacity or serving as a director with respect to the foregoing entities (the “Existing Entities”) so long as such activities do not interfere with the duties and responsibilities of the Executive’s Position and such entities are not: (A) selling or offering for sale products and/or product lines not offered for sale by such entities as of October 15,2013 and which are substantially similar to (i) those sold or offered for sale by GPII as of October 15, 2013 or (ii) by the Company as of the Commencement Date of this Agreement or any time during the Employment Term; (B) using any confidential and proprietary information relating to customers of the Company in connection with sales of products and/or product lines offered for sale by the Existing Entities at any time to any customers; (C) directly and knowingly soliciting customers of GPII as of October 15, 2013 or customers of the Company as of the Commencement Date or at any time during the Employment Term with respect to products and/or product lines which are substantially similar to those sold or offered for sale by GPII as of October 15, 2013 unless such customers were existing customers of the NCS Companies or the AWG Companies, as the case may be, as of October 15, 2013 or were actively targeted by the NCS Companies or the AWG Companies, as the case may be, as prospective customers prior to October 15, 2013; or (D) directly and knowingly soliciting employees of GPII as of October 15, 2013 or employees of the Company as of the Commencement Date or at any time during the Employment Term unless such employee was terminated by the Company without Executive’s involvement and six months have elapsed from the date of such termination; provided, that the restrictions set forth in Section 18(f) shall not be interpreted to constitute a violation or restrict the NCS Companies from delivering auto parts to customers solely to the extent such activities are (1) ancillary to a delivery to such customer in the course of the NCS Companies' main business, (2) conducted in the ordinary course of the NCS Companies' main business and (3) consistent with the NCS Companies' past practices prior to October 15, 2013 (it being understood and agreed that this exception shall not authorize the NCS or AWG Companies to stock an inventory of automotive application parts).

[End of Exhibit B]